Exhibit 99.1

N E W S B U L L E T I N FROM:

FOR IMMEDIATE RELEASE

CalAmp Extends Bank Credit Facility and
Retires 12% Subordinated Notes

OXNARD, Calif.—Aug. 16, 2011--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today announced that on August 15, 2011 it entered into a 4th amendment to its credit facility with Square 1 Bank. Concurrent with this amended senior credit agreement, the Company retired its 12% subordinated notes at par in the aggregate principal amount of $5 million plus accrued interest. The funds to pay off the subordinated notes were provided by the Company’s operating cash flows and borrowings under the amended bank credit facility.

The bank credit facility, as amended, provides for borrowings of up to $12 million, comprised of a $3 million term loan and a revolver of up to $12 million less the then-outstanding principal amount of the term loan (subject to a borrowing base). As of August 15, 2011, the borrowing limit on the revolver was $9 million. The amended credit facility has a maturity date of August 15, 2014 and an interest rate on all borrowings of the bank’s prime rate plus 1%, which is a current effective rate of 4.25%, with no monthly minimum rate or floor amount. The prior interest rate on the revolver was prime plus 2%, with a minimum effective rate of 6%. The revolver borrowing limit is equal to the lesser of (a) $12 million minus the term loan principal outstanding at any point in time, or (b) 85% of eligible accounts receivable. The term loan principal is repayable at the rate of $100,000 per month beginning April 2012. As a result of this amendment and subordinated note payoff, CalAmp expects to reduce its annual cash interest expense by approximately $0.5 million.

The 12% subordinated notes had a maturity date of December 22, 2012. As a result of the early redemption of these notes, the Company will record a non-cash charge of approximately $0.5 million in the fiscal 2012 second quarter for the accelerated write-off of debt issue costs and discount that would otherwise have been ratably recognized as interest expense over the next 5 quarters.

Michael Burdiek, President and CEO, commented, “We are very pleased to have renewed our credit facility with Square 1 Bank with new terms that provide greater financial flexibility as we look to capitalize on market growth opportunities. Over the past two years our working relationship with Square 1 has been outstanding, and I believe the successful completion of this amended credit facility demonstrates the confidence that Square 1 has in CalAmp’s future.”

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked applications. The Company’s two business segments are Wireless DataCom, which serves utility, government and enterprise customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s satellite and wireless datacom markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company's business, and other risks or uncertainties that are described in the Company's Report on Form 10-K for fiscal 2011 as filed on April 28, 2011 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Rick Vitelle	Marilynn Meek
Chief Financial Officer	General Information
(805) 987-9000	(212) 827-3773
mmeek@mww.com